Exhibit 99.1

VBI Vaccines Announces Health Canada Approval for PreHevbrio™ for the Prevention of Hepatitis B in Adults

OTTAWA, ON and CAMBRIDGE, MA. (December 8, 2022) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease, today announced that Health Canada has approved PreHevbrio™ [3-antigen Hepatitis B Vaccine (Recombinant)] for active immunization against infection caused by all known subtypes of hepatitis B (HBV) virus in adults 18 years of age and older. It can be expected that hepatitis D will also be prevented by immunization with PreHevbrio as hepatitis D (caused by the delta agent) does not occur in the absence of hepatitis B infection.

“We are excited to announce Health Canada’s approval, a fourth regulatory approval for this vaccine, and an achievement that is another meaningful step in our effort to provide broad access to our 3-antigen hepatitis B vaccine,” said Jeff Baxter, VBI’s President and CEO. “As we’ve said many times, we believe PreHevbrio has the potential to be a meaningful and differentiated tool that can help healthcare providers make a difference in the fight to eradicate hepatitis B, and we look forward to supporting public health initiatives in Canada to facilitate this.”

The approval was based on clinical data in the new drug submission (NDS), which highlighted the positive results from two pivotal, randomized, double-blind, controlled Phase 3 clinical studies, PROTECT and CONSTANT. Data from these studies were published, respectively, in The Lancet Infectious Diseases in May 2021 and The Journal of the American Medical Association Network Open in October 2021. Both studies compared PreHevbrio to Engerix-B, a single-antigen HBV vaccine. Results from the PROTECT study showed that PreHevbrio elicited higher rates of seroprotection in all subjects age 18+ (91.4% vs. 76.5%), including in adults age 45+ (89.4% vs. 73.1%). The PROTECT study results also showed that PreHevbrio induced higher rates of seroprotection in subjects with diabetes (83.3% vs. 58.3%) as well as in subjects with body mass index (BMI) over 30 (89.22% vs. 68.11%). The integrated safety analysis of both studies demonstrated good tolerability with no unexpected reactogenicity. The most common adverse events in all age groups were injection site pain and tenderness, myalgia, and fatigue, all which generally resolved without intervention in 1-2 days.

About PreHevbrio™

VBI’s hepatitis B vaccine is the only 3-antigen hepatitis B vaccine, comprised of the three hepatitis B surface antigens of the hepatitis B virus – S, pre-S1, and pre-S2. It is approved for use in Canada, the United States, European Union/European Economic Area, United Kingdom, and Israel. The brand names for this vaccine are: PreHevbrio™ (US, Canada), PreHevbri™ (EU/EEA, UK), and Sci-B-Vac® (Israel).

The full product monograph including patient medication information for PreHevbrio in Canada will be made available on the Government of Canada’s Drug Product Database.

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel.

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Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the COVID-19 pandemic and the ongoing effects of the COVID-19 pandemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to successfully manufacture and commercialize PreHevbrio/PreHevbri; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of pipeline candidates and the commercialization of PreHevbrio/PreHevbri; the ability to obtain appropriate or necessary regulatory approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 7, 2022, and filed with the Canadian security authorities at sedar.com on March 7, 2022, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com